UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

GMX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-32977	73-1534474
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Benham Place 9400 North Broadway, Suite 600 Oklahoma City, OK	73114
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 600-0711

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d- 2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e- 4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On July 31, 2007, GMX Resources Inc. (the “Company”) entered into a Note Purchase Agreement (“Note Agreement”) with The Prudential Insurance Company of America (“Prudential”) providing for the issuance and sale from time to time of up to $100 million in senior subordinated secured notes (the “Subordinated Notes”) and sold to Prudential an initial tranche of $30 million of 7.58% Series A fixed rate notes due July 31, 2012 (the “Series A Notes”) with interest payable quarterly. Proceeds from the sale of the Series A Notes will be used for general corporate purposes including additional funding of drilling and development costs in the Cotton Valley Sands in East Texas. The Subordinated Notes are secured by a second lien on all of the assets of the Company and its subsidiaries and are guaranteed by the Company’s subsidiaries, subject to the terms of an Intercreditor Agreement between the Company’s senior bank lenders and the collateral agent for the Noteholders, including Prudential. The principal covenants contained in the Note Agreement, in addition to customary covenants for similar transactions are:

•
The ratio of Adjusted PV10 (as defined in the Note Agreement based on prescribed pricing and other parameters, which prescribes prices for oil production to be the lesser of the NYMEX strip price or $50.00 and for gas production of a fixed $6.50 per mcf) to Total Debt at the end of each quarter may not be less than 1.5 to 1;

•	The ratio of Total Debt to EBITDA for the immediately preceding four quarters may not be greater than 4.0 to 1;

•	The ratio of EBITDA to interest expense (which is defined to include dividends on outstanding preferred stock) for the immediately preceding four quarters may not be less than 2.5 to 1;

•	Tangible net worth may not be less than $136 million as of March 31, 2007 plus 50% of net income and 100% of net cash proceeds from the sale of equity securities thereafter;

•	The Company may not incur senior bank debt in excess of $125 million without the consent of the Noteholders;

•	Neither the Company nor any subsidiaries may incur any liens other than under the Company’s senior bank loan agreement and the Subordinated Notes, other than certain permitted liens;

•
The Company may not issue Subordinated Notes in excess of the Series A Notes without the consent of Prudential and pro forma compliance with the financial covenants, which additional debt would also require the consent of the Company’s senior bank lenders under the senior bank loan agreement;

•
The Company may not incur any other indebtedness without pro forma compliance with the financial covenants, which additional debt would also require the consent of the Company’s senior bank lenders under the senior bank loan agreement;

•
The Company is required to maintain commodity price hedges with a term of not greater than three years and with notional amounts (i) greater than 25% of projected production for the following 12 months from proved developed producing reserves and (ii) not more than the lesser of (a) 75% of projected production for the following 12 months from all proved reserves or (b) 90% of projected production for the following 12 months from proved developed reserves; and

•
The Company may not issue any additional redeemable preferred stock without the consent of Noteholders, which would require the consent of the Company’s senior bank lenders under the senior bank loan agreement.

In the event of a change in control (other than an acquisition by a public company meeting specified financial requirements) or change in management (defined as either Ken L. Kenworthy, Jr. or Ken L. Kenworthy, Sr. not being the chief executive officer and chief financial officer, respectively, (other than in the case of Ken L. Kenworthy, Sr. due to death, disability or retirement if he is replaced with an acceptable replacement within four months)), the Company is required to give notice to the Noteholders and offer to repurchase the Subordinated Notes at the outstanding principal amount plus accrued interest plus, in the case of any fixed rate notes, including the Series A Notes, a yield maintenance amount.

In connection with the execution of the Agreement, the Company entered into an amendment to its senior bank loan agreement with Capital One, National Association, and Union Bank of California, N.A. (“Bank Agreement”) to permit the issuance of the Series A Notes and to modify the Bank Agreement and certain of the security documents to conform to the Agreement.

ITEM 2.02. Results of Operations and Financial Condition.

On August 1, 2007, GMX Resources Inc. (the “Company”) issued a press release announcing its results of operations for the second quarter of 2007. A copy of the release is filed as an exhibit to this report and shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

ITEM 9.01 Financial Statements and Exhibits.

The following Exhibit is filed as a part of this report:

99.1     Company press release dated August 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GMX RESOURCES INC.
By:	/s/ Ken L. Kenworthy
Ken L. Kenworthy, Chief Financial Officer

Date: August 2, 2007

INDEX TO EXHIBITS

99.1     Company press release dated August 1, 2007.